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As filed with the Securities and Exchange Commission on November 20, 2003

Registration No. 333-102591

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 3
to
FORM S-3
REGISTRATION STATEMENT
Under
The Securities Act of 1933

3COM CORPORATION
(Exact name of Registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	94-2605794 (I.R.S. Employer Identification Number)

350 Campus Drive
Marlborough, MA 01752
(508) 323-5000
(Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

Neal D. Goldman
Senior Vice President, Secretary and General Counsel
3Com Corporation
350 Campus Drive
Marlborough, MA 01752
(508) 323-5000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Katharine A. Martin
Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, CA 94304
(650) 493-9300

        Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only connection with dividend or interest reinvestment plans, check the following box. ☒

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, $0.01 par value(1)	7,100,000(1)	$9.31(2)	$66,101,000(1)	$6,081.29(3)

(1)
Includes Preferred Share Purchase Rights. Prior to the occurrence of certain events, the Rights will not be exerciseable or evidenced separately from the Common Stock.

(2)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(g) under the Securities Act of 1933, as amended.

(3)
Previously paid.

        The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933, as amended (the "Securities Act") or until this Registration Statement shall become effective on such date as the Securities Exchange Commission (the "SEC"), acting pursuant to said Section 8(a), may determine.

The information in this Prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This Prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED NOVEMBER 20, 2003

PROSPECTUS

7,100,000 Shares

3Com Corporation

Common Stock

        This is an offering of 7,100,000 shares of our common stock. All of the shares are being offered by Broadcom Corporation. We will not receive any of the proceeds from this offering. The shares of common stock are issuable to Broadcom upon an exercise of a warrant. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

        Our common stock trades on the Nasdaq National Market under the symbol "COMS." On November 19, 2003, the closing sales price for our common stock on the Nasdaq National Market was $7.26 per share.

        Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 2 of this prospectus to read about risks of investing in our common stock.

        Neither the Securities and Exchange Commission, nor any state securities commission, has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is            .

i

SUMMARY OF THE OFFERING

        Broadcom may offer and sell shares of our common stock that it may acquire through the exercise of a warrant it holds to purchase up to 7,100,000 shares of our common stock.

        Broadcom may sell its shares of our common stock in the open market at prevailing market prices or in private transactions at negotiated prices. Broadcom may sell the shares directly or through underwriters, brokers or dealers. Underwriters, brokers or dealers may receive discounts, concessions or commissions from Broadcom or from the purchaser, and this compensation might be in excess of the compensation customary in the type of transaction involved. See "Plan of Distribution."

RISK FACTORS

        An investment in our common stock involves a high degree of risk. In addition to the other information contained in this prospectus, you should carefully consider the following risks before purchasing our common stock. If any of these risks occurs, our business, financial condition and operating results could be seriously harmed. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

We have incurred significant net losses in recent fiscal periods, including $284 million, $596 million and $965 million in fiscal years 2003, 2002 and 2001, respectively, and we may not be able to return to profitability.

        We incurred a net loss of $106 million for the first quarter of fiscal 2004, and net losses of $284 million, $596 million and $965 million in fiscal 2003, 2002 and 2001, respectively. Although we are taking steps designed to improve our results of operations, we cannot assure you that we will return to profitability. Further, if we do return to profitability, we cannot assure you that we will be able to sustain or increase such profitability in the future. We have faced a number of challenges that have affected our operating results. Specifically, we have experienced, and may continue to experience, the following:

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  declining revenue due to: (a) price competition and (b) reduced incoming order rate and customer backlog which we believe reflects decreased demand for our products resulting from the overall slowdown in the networking industry as well as technological changes and trends in the industry, such as the integration of networking, communications and computer processing functions on computer chips that can perform the same functions as some of our products;

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  increased risk of excess and obsolete inventories;

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  excess facilities and manufacturing capacity;

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  higher general and administrative costs, as a percentage of revenue; and

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  disruptions resulting from our workforce reductions and employee attrition.

We have announced an agreement to form a joint venture in China with Huawei that, if not successful, may materially and adversely impact our business, business prospects and operating results.

        In November 2003, we announced the formation of a joint venture in China for enterprise networking products with a leading Chinese company, Huawei, in which we will initially have a 49 percent minority interest. The Huawei-3Com joint venture has commenced operations in November 2003. Pursuant to the joint venture agreements, 3Com has the rights to market and support the Huawei-3Com products under the 3Com brand in all countries except China and Japan. In China and Japan, Huawei-3Com will sell products sourced internally as well as from 3Com. The results of the joint venture will be reflected in our operating results to the extent of our ownership interest, and losses of the joint venture would adversely impact our operating results.

        Operational challenges confront the joint venture. Integration of the business assets and operations being contributed by each partner will involve complex activities that must be completed in a short period of time. The new joint venture is likely to confront numerous challenges commencing its operations and operating successfully at its principal locations. The business of the joint venture will be subject to operational risks that would normally arise for a technology company with global operations pertaining to research and development, manufacturing, sales, service, marketing, and corporate functions. Competition in the enterprise networking market will involve challenges from numerous, well-established companies with substantial resources and significant market share.

        Our business, business prospects and operating results are heavily dependent upon the success of the 3Com-Huawei joint venture. In particular, our product development activities will become increasingly interdependent with those of the joint venture. If the joint venture and its related agreements with us are not successful or less successful than we anticipate, we may not introduce new products needed to broaden our high-end enterprise networks product line, which may adversely affect our revenues, business and business prospects. Even if the joint venture is successful, there may be disruption to our existing distribution channels and potential conflict with our current channel partners resulting from the establishment of the joint venture's operations and distribution arrangements.

Our strategy of outsourcing functions and operations not central to our business may fail to reduce cost and may disrupt our operations.

        We continue to look for ways to decrease cost and improve efficiency by contracting other companies to perform functions or operations that do not contribute to our core technology business. Up to now, our efforts have focused on using outside vendors to meet some of our information technology (IT) and manufacturing needs. We have recently announced our intention to outsource all manufacturing. To achieve more cost savings or operational benefits, we may expand our outsourcing of IT activities, as well as aspects of the following operations: human resources, accounting, internal audit, security, and engineering services. Although we believe that outsourcing these functions will result in lower costs and increased efficiencies, this may not be the case. For example, outsourcing means that we will be relying upon third parties to meet our needs. Because these third parties may not be as responsive to our needs as we would be ourselves, we may increase the risk of disruption to our operations. In addition, our contracts with these third parties sometimes include substantial penalties for terminating the contracts early or failing to maintain minimum service levels. Because we cannot always predict how long we will need the services or how much of the services we will use, we may have to pay these penalties.

Our revenues may decrease, and we may not be able to compensate for such lower revenues with cost reductions sufficient to generate positive net income or cash flow.

        We believe that we must implement strict cost and expense reductions if we are to generate positive net income and cash flow from operations in future quarters. If we are not able to effectively reduce our costs and expenses commensurate with, and at the same pace as, any further deterioration in our revenues, we may not be able to generate positive net income or cash flow from operations. If we continue to experience negative cash flow from operations over a prolonged period of time, our ability and efforts to operate our business effectively could be adversely affected. We are unable to predict the exact amount of cost reductions required for us to generate positive net income or cash flow from operations because we cannot accurately predict the amount of our future revenue. Our future revenue depends, in part, on future economic and market conditions, which we are unable to forecast accurately. We also cannot forecast the impact of new products. Although we cannot accurately predict the amount of our future revenue overall, we expect that revenue from sales of desktop, mobile and server connectivity products, which represented approximately 20% of total revenue for the first quarter of fiscal 2004, will decline by 10 to 20 percent per quarter due to pricing pressures and technological changes and trends in the networking industry.

Our efforts to consolidate our real estate portfolio and sell certain real estate holdings may not generate the expected level of cash proceeds or result in reductions of operating costs.

        In connection with our ongoing restructuring and cost reduction activities, we are making efforts to consolidate our operations into fewer facilities and to dispose of excess facilities. We currently have, or expect to have in the near future, excess facilities held for sale in Santa Clara, California, Dublin, Ireland and Hemel Hempstead, England. Despite our best efforts, our ability to dispose of our excess real estate holdings may be impaired by adverse conditions in the commercial real estate market. Additionally, to the extent that we continue to own excess facilities and are unable to lease the facilities to third parties, our operating results will be adversely affected by the continuing operating costs associated with the facilities.

Our workforce reductions, and the high cost of living in certain locations, may make it more difficult for us to retain and recruit the qualified employees and management personnel that are critical to our success.

        Our success depends upon retaining and recruiting highly qualified employees and management personnel. However, the significant downturn in our business environment has had a negative impact on our operations. As a result, we have restructured our operations to reduce our workforce and implement other cost reduction activities. Although we believe these various changes and actions will improve our organizational effectiveness and competitiveness, they could lead, in the short term, to disruptions in our business, reduced employee morale and productivity, problems with retaining existing employees and recruiting future employees and increased financial costs. Recruiting and retaining skilled personnel, including engineers, sales representatives and product marketing managers, continues to be difficult. In addition, at certain locations where we operate, the cost of living is extremely high and it may be difficult to attract and retain key employees and management personnel at a reasonable cost. If we cannot successfully recruit and retain qualified employees and management personnel, our product introduction schedules, customer relationships, results of operations and financial position may be impaired and our overall ability to compete may be adversely affected.

Efforts to reduce general and administrative costs could involve further workforce reductions and lead to disruptions in our business.

        General and administrative expenses as a percent of revenue have been higher than our desired long-term financial model. We have taken, and will continue to take, actions to reduce these expenses. Future actions could include further reductions in our workforce, relocation of transaction processing activities to lower cost locations, changes or modifications in IT systems or applications and process reengineering. As a result of these actions, some employees with critical skills will be severed, and other employees will leave our company voluntarily due to the uncertainties associated with our business environment and their job security. In addition, reductions in overall staffing levels will make it difficult for us to satisfy the demands of our preferred business practices and to address legal and regulatory obligations in an effective manner. The failure to maintain our preferred business practices and meet our legal and regulatory obligations effectively could ultimately lead to missed business opportunities, higher operating costs or penalties.

If future business conditions present unanticipated challenges, we may need to make further changes to our business structure or reductions to our workforce.

        In response to industry and market conditions, we have restructured our business and reduced our workforce. The assumptions underlying our restructuring efforts will be assessed on an ongoing basis and may prove to be inaccurate. We may have to restructure our business again to achieve additional cost savings and to strategically realign our resources. Our restructuring plan is based on certain assumptions regarding the cost structure of our business and the nature, severity, and duration of the current economic downturn, which may not prove to be accurate. While restructuring, we have assessed, and will continue to assess, whether we should further reduce our workforce or further expand our outsourcing activities. We may not be able to successfully implement the initiatives we have undertaken in restructuring our business; even if successfully implemented, these initiatives may not be sufficient to meet and keep pace with changing industry and market conditions and to achieve positive net income and cash flow from operations.

If our cash flow significantly deteriorates in the future, our liquidity and ability to operate our business could be adversely affected.

        We incurred a significant net loss and negative cash flow from operations for the first quarter of fiscal 2004. If we continue to incur significant net losses and negative cash flow from operations over a prolonged period of time, or if our cash flow from operations significantly deteriorates in the future, our liquidity and ability to operate our business could be adversely affected. For example, our ability to raise financial capital may be hindered due to the possibility of continuing net losses and negative cash flow in the future. An inability to raise financial capital would limit our operating flexibility.

        The following items could require unexpected future cash payments or limit our ability to generate cash:

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  inability to dispose of real estate holdings;

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  taxes due upon the transfer of cash held in foreign locations; and

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  taxes assessed by local authorities where we conduct business.

Our decision to move the principal location of our senior executive management team will result in costs for relocation, executive severance, and recruitment costs, and could result in disruptions to our business.

        In fiscal 2004, we have moved the principal location of our senior executive officers and certain functions typically performed at corporate headquarters to our Marlborough, Massachusetts facility, which is the primary location and base of operations for our ongoing enterprise networking business. Although a relatively small percentage of our employees will be affected by the relocation of our corporate headquarters, such changes will continue to require us to incur expenses and to make the required effort to effect the relocation. For example, we expect to incur relocation costs, executive severance costs (for those executives not moving to Marlborough), and recruitment costs (for replacing the individuals not moving to Marlborough). Also, although we believe the relocation will improve our organizational effectiveness, it could lead, in the short term, to disruptions in our business.

We may not respond effectively to increased competition caused by industry volatility and consolidation.

        Our business could be seriously harmed if we do not compete effectively. We face competitive challenges that are likely to arise from a number of factors, including:

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  industry volatility resulting from rapid product development cycles;

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  increasing price competition due to maturation of basic networking technologies;

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  industry consolidation resulting in competitors with greater financial, marketing, and technical resources;

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  the presence of existing competitors with greater financial resources together with the potential emergence of new competitors with lower cost structures and more competitive offerings; and

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  greater competition for fewer customers as a result of consolidation in the reseller and distribution channels.

The increased integration of networking, communications, and computer processing functions on a reduced number of computer chips may adversely affect our future sales growth and operating results.

        The integration of networking, communications, and computer processing functions on a reduced number of computer chips has become an industry trend. This trend is sometimes referred to as "siliconization." Many of these integrated computer chips offer improved features and increased performance at lower cost. However, we are not a computer chip company. Rather, we make products that function with computer chips but are not contained on the chips themselves. As a result, increased siliconization may make our products obsolete if the functions performed by our products can be better and less expensively performed by these integrated computer chips. If this happens, our future sales growth and operating results will suffer. For example, a significant portion of our sales of connectivity products are made to personal computer (PC) manufacturers like Dell Computer Corp., Gateway, Hewlett-Packard Company (HP), and International Business Machines Corp. All of these companies are manufacturers that incorporate our connectivity products into their products. However, these companies also include computer chips from other vendors that integrate a connectivity function into their products. As this integrated connectivity technology matures, computer chip makers may include more and more of the features performed by our connectivity products directly in the basic circuitry and components of computers, leading to cheaper computer configurations. This means that some competitors that have a significant share of the PC computer chip market may sell chips that contain integrated connectivity at prices not significantly greater than prices for PC computer chips without connectivity. If our PC manufacturer customers can buy chips that contain the same connectivity features as our products at a lower cost than buying our connectivity products separately, they will be less likely to buy our products. We expect that PC manufacturers and designers increasingly will purchase the lower-priced integrated connectivity products. If we cannot lower the costs of our products or persuade customers to purchase products with higher average selling prices, then our margins will be reduced and our financial results will be adversely affected. In addition, as networking functions become more embedded in the basic circuitry and components of computers, we face increased competition from other companies that are also our current suppliers of products. If we cannot compete successfully against current or future competitors, our business, results of operations or financial position could be adversely affected.

We are investing in unproven technologies that may not produce the benefits we expect.

        We are making significant investments in various technologies for emerging product lines. These investments include XRN™ (eXpandable Resilient Networking) technology, Gigabit Ethernet technology, Internet Protocol (IP) telephony, wireless local area networks, Layer 3+ switching, network security technology (such as our embedded firewall products), and Network Jack switches. We expect new products and solutions based on these technologies to account for a higher percentage of our sales in the future. However, the markets for some of these products and solutions are still emerging and may not develop to our expectations. For example, industry standards for some of these technologies are yet to be widely adopted, and the market potential remains unproven. If the markets for new products and solutions based on these technologies do not develop or grow as we expect, or if we have not adopted effective sales and marketing strategies for these new products and solutions, our financial results could be adversely affected and we might need to change our business strategy.

We may not be successful at identifying and responding to new and emerging market and product opportunities.

        The markets in which we compete are characterized by rapid technology transitions and short product life cycles. Therefore, our success depends on our ability to: 1) identify new market and product opportunities, 2) develop and introduce new products and solutions in a timely manner, 3) gain market acceptance of new products and solutions, particularly in the targeted emerging markets discussed above, and 4) rapidly and efficiently transition our customers from older to newer enterprise networking technologies. Our results of operations or financial position could suffer if we are not successful in achieving these goals. For example, our business would suffer if there is a delay in introducing new products, if there are fewer customers interested in our products than we expected, if our products do not satisfy customers in terms of features, functionality or quality; or if the products cost more to produce than we expect. Our business would suffer in particular if negative effects such as these were to occur in those product markets that we have identified as emerging high-growth opportunities. One factor that may cause greater difficulty for us in quickly and effectively introducing new products with the features, functionality, quality, and costs that are optimal for the market is our increased reliance on relationships with strategic partners, such as original design manufacturers (ODMs). Because ODMs manufacture the products of other companies as well as ours, the timeliness of the availability of our products depends, in part, on their production schedules. In addition, we are relying on them to manufacture products that meet our specifications with regard to quality and cost. We will continue to source other products from OEMs and from the 3Com-Huawei joint venture. Finally, since we rely on our strategic partners, we may not be able to independently identify current product and technology trends and to respond to such trends as well as if we were working independently.

A significant portion of our revenue is derived from sales to a small number of customers. If any of these customers reduces its business with us, our business could be seriously harmed.

        We distribute many of our products through two-tier distribution channels that include distributors, systems integrators and value-added resellers. We also sell to personal computer manufacturers and telecommunications service providers. A significant portion of our revenue is concentrated among a few distributors and OEM customers; our two largest customers accounted for a combined 34 percent of total sales for the first quarter of fiscal 2004, a combined 33 percent of total sales for fiscal 2003, and a combined 28 percent of total sales for both fiscal 2002 and fiscal 2001. There has been a recent trend of decreased demand for connectivity products from OEM customers such as Dell and HP, due to increased integration of networking connections with semiconductor components, and also to factors specific to our OEM customers. Additionally, consolidation in our distribution channels and among PC manufacturers is reducing the number of customers in our domestic and international markets. In an effort to streamline our operations, we may increase the focus of our distribution sales resources on selected distribution channel customers.

We depend on distributors who maintain inventories of our products. If the distributors reduce their inventories of our products, our revenue could be adversely affected.

        Our distributors maintain inventories of our products. We work closely with our distributors to monitor channel inventory levels and ensure that appropriate levels of products are available to resellers and end users. We have improved certain of our supply chain processes so that deliveries to our channel partners can be done more rapidly, thereby enabling our channel partners to hold fewer weeks of supply of our products in their inventory. At the end of fiscal year 2003, channel inventory levels were at the upper end of our target range of four to six weeks supply on hand at our distributors. During the first quarter of fiscal 2004, we reduced channel inventory levels to approximately 4.5 weeks supply and we expect to operate our business with no greater than 4.5 weeks of channel inventory over the next few quarters. At this level of channel inventory, some of our channel partners will hold less than the average level of inventory, and others will be at a higher level. Partners with a below-average inventory level may incur stock outs that would adversely impact our revenues. If our channel partners further reduce their levels of inventory of our products, our sales would be negatively impacted during the period of change.

Our strategies to outsource 3Com's remaining internal manufacturing in Dublin, and for contract manufacturers to ship directly to our customers, may not result in savings or meet our performance needs. The inability of any contract manufacturer to meet our cost, quality or performance standards could adversely affect our results from operations.

        The following is a discussion of the factors that could determine whether our strategy to shift the production of our products to contract manufacturing is successful. The cost, quality, performance, and availability of contract manufacturing operations are and will be essential to the successful production and sale of many of our products. The inability of any contract manufacturer to meet our cost, quality, performance, and availability standards could adversely impact our financial condition or results of operations. We may not be able to provide contract manufacturers with product volumes that are high enough to achieve sufficient cost savings. If shipments fall below forecasted levels, we may incur increased costs or be required to take ownership of the inventory. Also, our ability to control the quality of products produced by contract manufacturers may be limited and quality issues may not be resolved in a timely manner, which could adversely impact our financial condition or results of operations. We have implemented a program with our manufacturing partners to ship products directly from regional shipping centers to customers. Through this program, we are relying on these partners to fill customer orders in a timely manner. This program may not yield the efficiencies that we expect, which would negatively impact our financial performance. Any disruptions to on-time delivery to customers would adversely impact our business and revenues.

We may be unable to manage our supply chain successfully, which would adversely impact our revenues, gross margins, and profitability.

        Current business conditions and operational challenges in managing our supply chain affect our business in a number of ways:

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  in the past, some key components have had limited availability;

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  there are a smaller number of suppliers and we have narrowed our supplier base, including, in some cases, the sole sourcing of specific components from a single supplier;

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  as integration of networking features on a reduced number of computer chips continues, we are increasingly facing competition from parties who have traditionally been and are currently our suppliers;

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  our ability to accurately forecast demand is diminished, especially in light of general economic weakness and uncertainty following wars and terrorist events;

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  our significantly increased reliance on and long-term arrangements with third-party manufacturers places much of the supply chain process out of our direct control and heightens the need for accurate forecasting and reduces our ability to transition quickly to alternative supply chain strategies;

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  our present manufacturing capacity exceeds our current needs; and

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  we may experience disruptions to our logistics.

        Some of our suppliers are also our competitors. We cannot be certain that in the future our suppliers, particularly those who are also in active competition with us, will be able or willing to meet our demand for components in a timely and cost-effective manner.

        Increasingly, we have been sourcing a greater number of components from a smaller number of vendors. Also, there has recently been a trend toward consolidation of vendors of electronic components. This greater reliance on a smaller number of suppliers and the inability to quickly switch vendors increase the risk of logistics disruptions, unfavorable price fluctuations, or disruptions in supply, particularly in a supply-constrained environment.

        Operation of the supply chain requires accurate forecasting of demand, which has become more challenging. If overall demand for our products or the mix of demand for our products is significantly different from our expectations, we may face inadequate or excess component supply or inadequate or excess manufacturing capacity. This would result in orders for products that could not be manufactured in a timely manner, or a buildup of inventory that could not easily be sold. Either of these situations could adversely affect our market share, revenue, results of operations or financial position.

Our current and future decisions to exit certain product lines may have unforeseen negative impacts to our business.

        In fiscal 2001, 2002 and 2003, we exited or sold some of our businesses and product lines. In some cases, we continue to be responsible pursuant to the original warranty obligations for these products. Our exiting of these business and product lines may have adversely affected our relationships with channel partners and end customers. Many of these channel partners and customers perceived our remaining products as not being part of a larger integrated or complementary solution, or questioned our commitment to their markets. Consequently, they chose to purchase products from alternative vendors. We may consider exiting other businesses or product lines that do not meet our goal of delivering satisfactory financial returns. Future decisions to exit businesses or product lines could result in deterioration of our channel partner and customer relationships, increased employee costs (such as severance, outplacement and other benefits), contract termination costs, and asset impairments.

Our increasing reliance on strategic relationships may negatively impact our business.

        As discussed above, in November 2003, we announced the formation of a joint venture in China for enterprise networking products. We expect to evaluate other possible strategic relationships, including joint ventures and other types of arrangements, and we may increase our reliance on such strategic relationships to complement internal development of new technologies and enhancement of existing products and to exploit perceived market opportunities. Strategic relationships can present problems since we often compete in some business areas with companies with which we have strategic alliances and, at the same time, cooperate with the same companies in other business areas. If these companies fail to perform, or if these relationships fail to materialize as expected, we could suffer delays in product or market development or other operational difficulties. Strategic relationships may also lead to potential conflicts within our distribution channel. Furthermore, our results of operations or financial condition could be adversely affected if we experience difficulties managing relationships with our partners or if projects with partners are unsuccessful. In addition, if third parties acquire our strategic partners or if our competitors enter into successful strategic relationships, we may face increased competition.

Our reliance on industry standards, a favorable regulatory environment, technological change in the marketplace, and new product initiatives may cause our revenues to fluctuate or decline.

        The networking industry in which we compete is characterized by rapid changes in technology and customer requirements, evolving industry standards, and complex government regulation. As a result, our success depends on:

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  the emergence of new technology or the convergence of technologies such as voice and data networking or IP telephony;

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  our ability to develop new products to address changes in technologies and related customer requirements on a timely basis;

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  the timely adoption and market acceptance of industry standards, and timely resolution of conflicting U.S. and international industry standards;

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  our ability to influence the development of emerging industry standards and to introduce new and enhanced products that are compatible with such standards; and

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  a favorable regulatory environment.

        Slow market acceptance of new technologies, products, or industry standards could adversely affect our revenue or overall financial performance. In addition, if our technology is not included in an industry standard on a timely basis or if we fail to achieve timely certification of compliance to industry standards for our products, our revenue from sales of such products or our overall financial performance could be adversely affected.

        Failure to obtain all necessary regulatory approvals for our products or to comply with all applicable government regulations could adversely impact our revenue or overall financial performance or expose us to fines or other penalties. In addition, new or revised government regulations could adversely affect the basic business economics for new technologies or their rates of acceptance or adoption by potential customers; in turn, this could adversely impact our revenue or overall financial performance.

Our customer order fulfillment capabilities fluctuate and may negatively impact our operating results.

        The timing and amount of our sales depend on a number of factors that make estimating future operating results difficult. Throughout our business, we do not typically maintain a significant amount of backlog, and sales are partially dependent on our ability to appropriately forecast product demand. In addition, our customers historically request fulfillment of orders in a short time period, resulting in limited visibility to sales trends and potential pricing pressures. Consequently, our operating results depend on the volume and timing of orders and our ability to fulfill orders in a timely manner. Historically, sales in the third month of the quarter have been higher than sales in each of the first two months of the quarter. Non-linear sales patterns make business planning difficult, and increase the risk that our quarterly results will fluctuate due to disruptions in functions such as manufacturing, order management, information systems, and shipping.

We may not be able to defend ourselves successfully against claims that we are infringing on the intellectual property rights of others.

        Many of our competitors, such as telecommunications, networking, and computer equipment manufacturers, have large intellectual property portfolios, including patents that may cover technologies that are relevant to our business. In addition, many smaller companies, universities, and individual inventors have obtained or applied for patents in areas of technology that may relate to our business. The industry is moving towards aggressive assertion, licensing, and litigation of patents and other intellectual property rights.

        In the course of our business, we frequently receive claims of infringement or otherwise become aware of potentially relevant patents or other intellectual property rights held by other parties. We evaluate the validity and applicability of these intellectual property rights, and determine in each case whether we must negotiate licenses or cross-licenses to incorporate or use the proprietary technologies, protocols, or specifications in our products. If we are unable to obtain and maintain licenses on favorable terms for intellectual property rights required for the manufacture, sale, and use of our products, particularly those that must comply with industry standard protocols and specifications to be commercially viable, our results of operations or financial position could be adversely affected. In addition, if we are the alleged infringer, we could be required to seek licenses from others or be prevented from manufacturing or selling our products, which could cause disruptions to our operations or the markets in which we compete.

We may need to engage in complex and costly litigation in order to protect or maintain our intellectual property rights.

        In addition to disputes relating to the validity or alleged infringement of other parties' rights, we may become involved in disputes relating to our assertion of our intellectual property rights. Whether we are defending the assertion of intellectual property rights against us, or asserting our intellectual property rights against others, intellectual property litigation can be complex, costly, protracted, and highly disruptive to business operations by diverting the attention and energies of management and key technical personnel. Further, plaintiffs in intellectual property cases often seek injunctive relief and the measures of damages in intellectual property litigation are complex and often subjective or uncertain. Thus, the existence of this type of litigation, or any adverse determinations related to such litigation could subject us to significant liabilities and costs. To the extent that any of our OEM, ODM, or joint venture partners may become involved in intellectual property disputes and may be unable to hold us harmless, then we may incur liabilities or suffer temporary disruption of our business. Also, if we are asserting our intellectual property rights against others, we could be prevented from stopping others from manufacturing or selling competitive products. Any one of these factors could adversely affect our product margins, results of operations, financial position, or cash flows.

Our future quarterly operating results are subject to factors that can cause fluctuations in our stock price.

        Historically, our stock price has experienced substantial volatility. We expect that our stock price may continue to experience volatility in the future due to a variety of potential factors such as fluctuations in our quarterly results of operations and cash flow, changes in our cash balances, variations between our actual financial results and the published analysts' expectations, and announcements by our competitors. In addition, over the past several quarters, the stock market has experienced extreme price and volume fluctuations that have affected the stock prices of many technology companies. These factors, as well as general economic and political conditions or investors' concerns regarding the credibility of corporate financial statements and the accounting profession, may have a material adverse affect on the market price of our stock in the future.

We may not be fully able to protect our computer systems, including our financial systems, from breaches of security.

        We use computer systems, including our enterprise-wide financial system, which may not include the most advanced security features available. There is a risk of unauthorized access to computer systems and proprietary information, including our financial systems, intellectual property, and trade secrets. While management makes concerted efforts to assess risks and prevent and detect security breaches, including periodic audits and upgrades of our systems, our business, results of operations or financial position could be affected if any unauthorized access were to occur and not be detected through our normal internal control procedures.

In fiscal 2004 we are operating in a single business segment focused primarily on enterprise networking, and our results of operations may fluctuate based on factors related entirely to conditions in this market.

        Starting in fiscal 2004, we are operating in a single business segment focused primarily on enterprise networking. This single enterprise networking business reflects a streamlined management and operating structure encompassing all of our operations, including our connectivity business which we previously operated and reported as a separate segment and which we expect will continue to diminish as a result of natural market forces. Our focus on enterprise networking may cause increased risk or volatility associated with decreased diversification of our business. There will be increased sensitivity to the business risks associated specifically with the enterprise networking market and our ability to execute successfully on our strategies to provide superior solutions for larger and multi-site enterprise environments. To be successful in the enterprise networking market, we will need to overcome negative perceptions of our company held by certain chief information officers of large enterprises, who may be skeptical of our long-term commitment to the high-end networking business as a result of our withdrawal from that business in 2000. Also, expansion of sales to large enterprises may be disruptive in a variety of ways, such as adding larger systems integrators that may raise channel conflict issues with existing distributors, or a perception of any diminished focus on the small and medium enterprise market.

FORWARD-LOOKING STATEMENTS

        We make statements in this prospectus that are forward-looking statements. These statements relate to our future plans, objectives, expectations and intentions. The assumptions that underlie these statements are also forward-looking statements. We may identify these statements by the use of words such as "expect," "anticipate," "intend," "plan" and similar expressions. These forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those we discuss in "Risk Factors" and elsewhere in this prospectus. These forward-looking statements speak only as of the date of this prospectus. We assume no obligation to update these statements. You should not rely on these statements without also considering the risks and uncertainties associated with these statements and our business.

        We have not authorized any person to give any information or to make any representation in connection with this offering other than those contained in this prospectus. You should not rely on any such information or representation. Neither the delivery of this prospectus nor any sale made pursuant to this prospectus shall create any implication that the information contained in this prospectus is correct as of any time subsequent to the date hereof. This prospectus does not constitute an offer to sell or solicitation of an offer to buy any security other than the common stock covered by this prospectus.

USE OF PROCEEDS

        We will not receive any proceeds from the sale of common stock being offered by Broadcom. The shares of common stock are issuable to Broadcom upon an exercise of a warrant. We may receive proceeds upon the exercise of the warrant. The warrant has an exercise price of $9.31 per share.

SELLING STOCKHOLDER

        Broadcom is the sole selling stockholder. Broadcom will not own any securities of 3Com after the completion of this offering, assuming that all of the shares of 3Com common stock being offered are sold and assuming that no shares of 3Com common stock are purchased by Broadcom prior to the sale of all 3Com common stock being offered under this prospectus.

        Broadcom is a supplier of products to us. Sales to us and our manufacturing subcontractors represented less than 5% of Broadcom's net revenue for the year ended December 31, 2002, and approximately 7.3% and 15.1% of Broadcom's net revenue for the years ended December 31, 2001 and 2000, respectively.

        During fiscal 2001, we announced a strategic alliance with Broadcom to accelerate the deployment of Gigabit Ethernet technology into business networks. As part of the strategic alliance, we sold Broadcom a warrant to acquire up to 7.1 million shares of our common stock, representing approximately 2% of our then current outstanding shares. This warrant was sold at fair market value as determined using the Black-Scholes option pricing model. The shares of common stock underlying this warrant are the securities being registered. The original term of the warrant was from January 1, 2001 through December 4, 2002. The per share exercise price was $9.31 and the purchase price of the warrant was approximately $21.1 million. Broadcom paid for the warrant by issuance of a full recourse promissory note in the principal amount of approximately $21.1 million.

        This note bore interest at LIBOR plus one percent. Payments of interest only were due quarterly beginning April 2001. Principal payments of approximately $3.5 million plus interest were due quarterly beginning October 2001 through December 2002. Broadcom failed to make the required payments under the note, and on August 14, 2001, we filed suit against Broadcom in California Superior Court seeking to recover from Broadcom, pursuant to the promissory note, the principal amount of approximately $21.1 million together with interest and attorney fees.

        On November 1, 2002, we and Broadcom settled this suit. Under the terms of the settlement agreement, Broadcom was obligated to pay us $22.0 million, representing principal and a portion of prior periods' accrued interest, plus additional interest as it accrued during the repayment period. This payment from Broadcom to us was required to be made in five quarterly installments, beginning in November 2002, of $4.4 million, plus additional accrued interest. Broadcom made all installment payments when due, including the final payment on November 14, 2003. In connection with the settlement agreement, we agreed to extend the term of the warrant for an additional 12 months to December 4, 2003.

Name of selling stockholder	Number of shares of 3Com common stock owned prior to the offering	Number of shares of 3Com common stock being offered
Broadcom Corporation	7,100,000	7,100,000

PLAN OF DISTRIBUTION

        Broadcom and its successors, including its transferees, pledgees or donees or other successors-in-interest that receive shares after the date of this prospectus from Broadcom as a gift, pledge or other non-sale related transfer, may offer and sell shares of common stock issuable upon exercise of the warrant from time to time directly or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions, or commissions from Broadcom and/or the purchasers of these securities. This compensation as to a particular underwriter, broker, dealer or agent might exceed customary commissions. Broadcom has not entered into any agreement, arrangement or understanding with any particular broker, dealer, agent or underwriter with respect to the sale of the shares covered by this Prospectus.

        The common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices.

        The common stock may be sold on any national securities exchange or U.S. inter-dealer quotation system of a registered national securities association on which the common stock may be listed or quoted at the time of sale, in the over-the-counter market, or otherwise. The methods by which such sales may be effected (which may involve crosses or block transactions) include:

  •
  a block trade in which the broker or dealer so engaged will attempt to sell the securities as an agent but may position and resell a portion of the block as a principal to facilitate the transaction;

  •
  purchases by a broker or dealer as a principal and resale by that broker or dealer for its account;

  •
  ordinary brokerage transactions and transactions in which the broker solicits purchasers;

  •
  through the writing of options;

  •
  after this registration statement becomes effective, short sales of the securities and sales to cover short sales;

  •
  the pledge or loan of the common stock as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distributions of the securities or interest therein;

  •
  hedging transactions with broker-dealers, which may in turn engage in short sales in the course of hedging positions they assume; and

  •
  any combination of any of the above.

        In addition, any securities covered by this prospectus that qualify for sale under Rule 144 of the Securities Act may be sold under Rule 144 rather than under this prospectus. Broadcom is not required to sell any common stock issuable upon exercise of the warrant described in this prospectus and may transfer, devise or gift these securities by other means not described in this prospectus.

        Brokers or dealers engaged by Broadcom may arrange for other broker-dealers to participate in selling shares. Broadcom and any participating broker-dealers may be deemed to be "underwriters" within the meaning of the Securities Act in connection with sales of shares covered by this prospectus. Any commission, discount or concession received by a broker or dealer and any profit on the resale of shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. Because Broadcom may be deemed to be an underwriter within the meaning of the Securities Act, Broadcom will be subject to the prospectus delivery requirements of the Securities Act. Broadcom and any other person participating in the distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including without limitation, Regulation M.

        This offering will terminate on the earlier of:

  •
  the date on which all shares held by Broadcom can be sold in a three-month period under Rule 144; or

  •
  the date on which all shares offered have been sold by Broadcom.

        We have agreed to pay the expenses of registering the shares under the Securities Act, including registration and filing fees, printing expenses, administrative expenses and certain legal and accounting fees. Broadcom will bear all discounts, commissions or other amounts payable to underwriters, dealers or agents as well as fees and disbursements for legal counsel retained by any selling stockholder.

        Broadcom may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of shares against liabilities, including liabilities arising under the Securities Act.

        To the extent required, the shares of common stock to be sold, the purchase price of a sale, the names of any agent, broker, dealer, or underwriter or arrangements relating to any such entity or applicable commissions with respect to a particular offer or sale will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

LEGAL MATTERS

        The validity of the issuance of the shares of common stock in this offering hereby has been passed upon for us by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

EXPERTS

        The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from 3Com's Annual Report on Form 10-K for the year ended May 30, 2003 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report which is incorporated herein by reference (which report expresses an unqualified opinion and includes an explanatory paragraph related to the adoption of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" and an explanatory paragraph regarding the restatement of 3Com's consolidated statements of operations for the years ended May 31, 2002 and June 1, 2001 to account for CommWorks as a discontinued operation), and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

        The SEC allows us to "incorporate by reference" in this prospectus the information that we file with the SEC. This means that we can disclose important information by referring the reader to those SEC filings. The information incorporated by reference is considered to be part of this prospectus, and later information we file with the SEC will update and supersede this information.

        We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Exchange Act prior to the termination of the offering:

  •
  our Annual Report on Form 10-K for our fiscal year ended May 30, 2003, as filed with the SEC on August 1, 2003;

  •
  our Quarterly Report on Form 10-Q relating to our fiscal quarter ended August 29, 2003, as filed with the SEC on October 10, 2003.

  •
  our Current Reports on Form 8-K filed with the SEC on June 9, 2003, July 30, 2003, November 10, 2003 and November 19, 2003.

  •
  the description of our common stock contained in our registration statement on Form 8-A filed with the SEC on September 18, 1984, including any amendment or report filed for the purpose of updating this description; and

  •
  the description of our preferred share purchase rights contained in our registration statement on Form 8-A filed with the SEC on September 22, 1989, as amended and restated on November 27, 2002, including any amendment or report filed for the purpose of updating this description.

        This prospectus may contain information that updates, modifies or is contrary to information in one or more of the documents incorporated by reference in this prospectus. Reports we file with the SEC after the date of this prospectus may also contain information that updates, modifies or is contrary to information in this prospectus or in documents incorporated by reference in this prospectus. Investors should review these reports as they may disclose a change in our business, prospects, financial condition or other affairs after the date of this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

        Upon your written or oral request, we will provide at no cost to you a copy of any and all of the information that is incorporated by reference in this prospectus, not including exhibits to such information unless those exhibits are specifically incorporated herein by reference.

        Requests for such documents should be directed to Investor Relations, 3Com Corporation, 350 Campus Drive, Marlborough, Massachusetts 01752, telephone number (508) 323-5000. Please note that additional information can be obtained from our website at www.3Com.com.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our reports, proxy statements and other information may be accessed over the Internet at a site maintained by the SEC at http://www.sec.gov. You may also read and copy any materials we file with the SEC at the following public SEC reference room:

Public Reference Room
450 Fifth Street, N.W.
Washington, D.C. 20549

        You may obtain further information about the operation of the SEC's public reference room by calling the SEC at 1-800-SEC-0330.

        We have filed a registration statement under the Securities Act with the SEC with respect to the shares to be sold by Broadcom. This prospectus has been filed as part of the registration statement. This prospectus does not contain all of the information set forth in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement is available for inspection and copying as set forth above.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

        The following table sets forth the costs and expenses payable by the Registrant in connection with the sale of common stock being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Securities and Exchange Commission registration fee	$6,081
Accounting fees and expenses	$7,500
Legal fees and expenses	$25,000
Printing and related fees	$5,000
Miscellaneous	$5,000

Total	$48,581

Item 15. Indemnification of Directors and Officers.

        Section 145 of the General Corporation Law of the State of Delaware authorizes a Delaware corporation to indemnify officers, directors, employees, and agents of the corporation, in connection with actual or threatened actions, suits or proceedings provided that such officer, director, employee, or agent acted in good faith and in a manner such officer reasonably believed to be in or not opposed to the corporation's best interests, and, for criminal proceedings, had no reasonable cause to believe his or her conduct was unlawful. This authority is sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended.

        The Registrant's By-laws provide for indemnification of officers and directors to the fullest extent permitted by Delaware law. In addition, the Registrant has, and intends in the future to enter into, agreements to provide indemnification for directors and officers in addition to that provided for in the Bylaws. These agreements, among other things, indemnify the Registrant's directors and officers for certain expenses (including attorney fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the Registrant, arising out of such person's services as a director or officer of the Registrant, any subsidiary of the Registrant or any other company or enterprise to which the person provides services at the request of the Registrant. The Registrant believes that these provisions and agreements are necessary to attract and retain qualified directors and officers.

        The Registrant maintains insurance on behalf of any person who is a director or officer against any loss arising from any claim asserted against such person and expense incurred by such person in any capacity, subject to certain exclusions.

Item 16. Exhibits.

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation(1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(3)
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)(3)
24.1	Power of Attorney(3)

*
Indicates a management contract or compensatory plan.

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(3)
Previously filed.

Item 17. Undertakings.

(a)
The undersigned registrant hereby undertakes:

        (1)   To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

            (i)  To include any prospectus required by Section 10(a)(3) of the Securities Act;

           (ii)  To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually, or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          (iii)  To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

        provided, however, that the undertakings set forth in clauses (i) and (ii) above shall not apply if the information required to be included in a post-effective amendment by these clauses is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.

        (2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this amended registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Marlborough, Commonwealth of Massachusetts, on the 20th day of November, 2003.

3COM CORPORATION
By:	/s/ BRUCE L. CLAFLIN Bruce L. Claflin President and Chief Executive Officer

        Pursuant to the requirements of the Securities Act of 1933, on November 20, 2003 this amended registration statement has been signed by the following persons in the capacities indicated.

Signature	Title

/s/ BRUCE L. CLAFLIN Bruce L. Claflin	President and Chief Executive Officer
* Mark Slaven	Executive Vice President, Finance and Chief Financial Officer (principal financial and accounting officer)
* Eric A. Benhamou	Chairman of the Board
* Gary T. DiCamillo	Director
* James R. Long	Director
* Raj Reddy	Director
* Paul G. Yovovich	Director
*By:	/s/ BRUCE L. CLAFLIN Bruce L. Claflin Attorney-in-fact

INDEX TO EXHIBITS

Exhibit Number	Description
4.1	Warrant to Purchase Common Stock, dated December 4, 2000, between the Registrant and Broadcom Corporation(1)
4.2	Amendment Number One to Warrant, dated November 1, 2002, between the Registrant and Broadcom Corporation(2)
5.1	Opinion of Wilson Sonsini Goodrich & Rosati, Professional Corporation(3)
23.1	Consent of Deloitte & Touche LLP, Independent Accountants
23.2	Consent of Wilson Sonsini Goodrich & Rosati (contained in Exhibit 5.1)(3)
24.1	Power of Attorney(3)

*
Indicates a management contract or compensatory plan.

(1)
Incorporated by reference to Exhibit 10.24 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(2)
Incorporated by reference to Exhibit 10.25 of the Registrant's quarterly report on Form 10-Q for the quarter ended November 29, 2002.

(3)
Previously filed.

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TABLE OF CONTENTS
SUMMARY OF THE OFFERING
RISK FACTORS
FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING STOCKHOLDER
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE
WHERE YOU CAN FIND MORE INFORMATION
PART II INFORMATION NOT REQUIRED IN PROSPECTUS
  Item 14. Other Expenses of Issuance and Distribution.
  Item 15. Indemnification of Directors and Officers.
  Item 16. Exhibits.
  Item 17. Undertakings.
SIGNATURES
INDEX TO EXHIBITS